Exhibit (b)(3)
                                                                  --------------


                        Golden Gate Private Equity, Inc.
                       One Embarcadero Center, 33rd Floor
                         San Francisco, California 94111
                            Telephone (415) 627-4500
                            Telecopier (617) 627-4501


                                                    June 21, 2002


WH Holdings (Cayman Islands) Ltd.
c/o Whitney & Co., LLC
177 Broad Street
Stamford, Connecticut 06901
Attention: Peter M. Castleman
and
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, California 94111
Attention: Jesse Rogers

Gentlemen:

              WH Holdings (Cayman Islands) Ltd. ("Parent"), a newly formed corporation incorporated in the Cayman Islands, has informed Whitney & Co., LLC ("Whitney") and Golden Gate Private Equity, Inc. ("Golden Gate Capital") that it proposes to acquire (the "Acquisition") all of the equity interests of Herbalife International, Inc. (the "Acquired Business"), pursuant to an agreement and plan of merger dated on or about the date hereof (the "Merger Agreement") among Parent, WH Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent ("Acquisition Sub") and the Acquired Business. The Acquisition is intended to be effected by the merger of Acquisition Sub with and into the Acquired Business, with the Acquired Business surviving the merger (the "Merger").

              The contemplated sources of funds required to fund the Acquisition and the Merger are set forth in the second paragraph of that certain Commitment Letter dated on or about the date hereof (the "Commitment Letter"), received from UBS AG, UBS Warburg LLC to be appended as exhibits to the Merger Agreement, and such contemplated sources of funds are incorporated by reference herein as if fully set forth herein.

              We are pleased to advise you that investment funds managed by Golden Gate Capital are committed to invest up to $75 million in cash equity in Parent (the "Equity Facility") as a source of funds required to fund the Acquisition and the Merger consideration, in accordance with the terms of the Merger Agreement. Our commitment is conditioned solely upon the receipt by Parent and/or Acquisition Sub of the debt financing proceeds in the amounts specified in the preceding paragraph


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WH Holdings (Cayman Islands) Ltd.
June 21, 2002
Page 2

in accordance with the terms of the Commitment Letter (or as relevant, the Notes Offering referred to in the Commitment Letter) and the fulfillment in accordance with the terms thereof of all of the other conditions to Parent's and Acquisition Sub's obligations to consummate the Acquisition and the Merger under the Merger Agreement.

              Golden Gate Capital reserves the right, prior to or after execution of definitive documentation for the equity financing transactions contemplated hereby (the "Equity Financing Documentation"), to assign a pro rata portion of its commitment to one or more members of management or distributors of the Acquired Business or other private equity investors that will become a party to the Equity Financing Documentation.

              In consideration of our making this commitment to you, you agree, whether or not definitive documentation with respect to the financing is executed, (a) to pay, indemnify, and hold Golden Gate Capital (and its affiliates, and their respective directors, partners, officers, employees, agents and advisors) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the Acquisition or the Merger, this letter, or the execution, delivery, enforcement and performance, or consummation, of the agreements and financings and other transactions referred to herein or in any agreements executed in connection herewith and (b) to pay upon demand the costs and expenses of Golden Gate Capital (including the fees and disbursements of counsel to Golden Gate Capital) arising in connection with the preparation, execution and delivery of this letter and the definitive documentation.

              Our obligations under this letter will expire on the earlier of
(i) the consummation of the Acquisition and the Merger and (ii) the expiration or termination of the Merger Agreement in accordance with the terms thereof.

              This commitment letter shall be governed by and construed in accordance with the internal laws of the State of New York (excluding the provisions of such laws regarding conflicts of law).

              This commitment letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This commitment letter may not be assigned without the other party's written consent.

              The parties hereto acknowledge and agree that the Acquired Business is a third party beneficiary of this letter agreement. This letter agreement will inure to the benefit of and be enforceable by the Acquired Business; provided that this letter agreement may not be amended,


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WH Holdings (Cayman Islands) Ltd.
June 21, 2002
Page3


modified or waived in any manner materially adverse to the Acquired Business without the prior written consent of the Acquired Business.

              From and after the earlier of (i) the expiration of this letter and (ii) the consummation of the Acquisition and Merger in accordance with the terms of the Merger Agreement, Golden Gate Capital will have no further liability or obligation to any person or entity as a result of this letter agreement; provided that nothing herein shall relieve Golden Gate Capital of any obligations for any breach of this letter agreement.

              The commitment hereunder shall also run to any entity to which Parent's rights under the Merger Agreement are assigned, in accordance with the terms thereof.

                                    * * * * *

              If you are in agreement with the terms of this commitment letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

                                           Yours sincerely,

                                           GOLDEN GATE PRIVATE EQUITY, INC.

                                            By:  /s/ Jesse Rogers
                                               ---------------------------------
                                               Its: Managing Director



Accepted and Agreed to as of
the date first above written.


WH HOLDINGS (CAYMAN ISLANDS) LTD.


By:  /s/ Steven E. Rodgers
   --------------------------------------
   Name:  Steven E. Rodgers
   Title: Director